Exhibit 99.2

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma condensed consolidated combined financial information of Equity Bancshares, Inc. ("Equity") as of and for the year ended December 31, 2025, is presented to show the impact on Equity’s historical financial position and results of operations of:

• the merger; and

• the issuance of common stock of Equity to Frontier Holdings, LLC ("Frontier") unitholders and the cash consideration to be paid to Frontier unitholders in connection with the merger.

As a result of the merger, Frontier unitholders were entitled to receive an aggregate of 2,220,000 shares of Equity common stock and aggregate cash of approximately $32,500,000, subject to downward adjustment as described in the merger agreement. The calculation of the aggregate merger consideration assumes that no cash is paid in lieu of issuing fractional shares of Equity common stock and that no downward adjustment was made as described in the merger agreement:

• a closing price of Equity common stock of $44.65, which was the closing price of Equity common stock on December 31, 2025, the close price on the date immediately preceding the closing of the transaction; and

• Frontier’s consolidated capital, surplus and retained earnings accounts less all intangible assets and Frontier merger costs prior to the closing was greater than $99,416,508.

The unaudited Pro Forma Condensed Consolidated Combined Balance Sheet reflects the historical position of Equity and Frontier as of the most recent fiscal year end for each (see Note (a) to Notes Pro Forma Condensed Consolidated Combined Financial Statements below), with pro forma adjustments based on the assumption that the merger was completed on December 31, 2025. The pro forma adjustments are based on the acquisition method of accounting. The unaudited Pro Forma Condensed Consolidated Combined Statements of Income assume that the merger was completed on January 1, 2025. The adjustments are based on information available and certain assumptions that Equity believes are reasonable. The pro forma does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions among other factors. The final allocation of the purchase price for Frontier between stockholders’ equity and goodwill will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of Frontier’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of Frontier will change the amount of the purchase price allocable to goodwill. Further, changes that would affect stockholders’ equity at Frontier, such as net income from December 31, 2025 through the date the merger is completed, will also change the amount of goodwill recorded. In addition, the final adjustments may be different from the unaudited pro forma adjustments presented in this filing.

The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of Equity and the related notes included in Equity’s Annual Report on Form 10-K for the year ended December 31, 2025, and (ii) the historical audited consolidated financial statements of Frontier and the related notes included in Exhibit 99.1 to this Form 8-K.

The unaudited pro forma condensed consolidated combined financial information is intended for illustrative purposes only and is not necessarily indicative of the actual financial position or actual operating results of the combined company or of the financial position or operating results of the combined company that would have occurred had the merger been in effect as of the date or for the periods presented.

Exhibit 99.2

Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet As of December 31, 2025 (Dollars in thousands)
ASSETS	Equity Historical	Frontier Historical (a)	Pro Forma Adjustments		Pro Forma Combined
Cash and due from banks	$607,562	$11,021	$(43,520)	(b) $	575,063
Federal funds sold	255	—	—		255
Cash and cash equivalents	607,817	11,021	(43,520)		575,318
Interest-bearing time deposits in other banks	575	100	—		675
Investment securities	1,035,816	84,260	—		1,120,076
Loans held for sale	1,392	903	—		2,295
Loans held for investment	4,198,180	1,289,866	(25,662)	(c)	5,462,384
Allowance for loan losses	(52,756)	(14,492)	—	(d)	(67,248)
Loans, net	4,145,424	1,275,374	(25,662)		5,395,136
Other real estate owned, net	5,388	—	—		5,388
Premises and equipment, net	136,720	3,407	—		140,127
Bank owned life insurance	148,301	—	—		148,301
Federal Reserve Bank and Federal Home Loan Bank stock	34,053	6,908	—		40,961
Interest receivable	33,322	10,902	—		44,224
Goodwill	82,101	15,213	14,053	(e)	111,367
Core deposit intangible, net	21,634	—	11,000	(f)	32,634
Other assets	120,629	12,288	9,127	(g)	142,044
Total assets	$6,373,172	$1,420,376	$(35,002)		$7,758,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Non-interest-bearing deposits	$1,148,409	$94,637	$—		$1,243,036
Interest-baring transaction and savings	3,004,987	441,912	—		3,446,899
Time deposits	984,868	558,919	(4,542)	(h)	1,539,245
Total deposits	5,138,264	1,095,468	(4,542)		6,299,190
Federal funds purchased and retail repurchase agreements	39,864	—	—		39,864
Federal Home Loan Bank advances	300,000	170,280	(1,309)	(i)	468,971
Back stock loan	—	18,618	(401)	(j)	18,217
Subordinated debentures	98,145	—	—		98,145
Contractual obligations	10,208	—	—		10,208
Interest payable and other liabilities	54,637	16,944	—		71,581
Total liabilities	5,641,118	1,301,310	(6,252)		6,936,176
Stockholders’ equity
Common stock	249	—	22	(k)	271
Additional paid-in capital	664,906	56,571	42,530	(k)	764,007
Retained earnings	205,328	71,418	(80,225)	(l)	196,521
Accumulated other comprehensive income(loss)	7,032	(8,923)	8,923	(l)	7,032
Treasury stock	(145,461)	—	—		(145,461)
Total stockholders’ equity	732,054	119,066	(28,750)		822,370
Total liabilities and stockholders’ equity	$6,373,172	$1,420,376	$(35,002)		$7,758,546

Exhibit 99.2

Unaudited Pro Forma Condensed Consolidated Combined Statement of Income For the year ended December 31, 2025 (Dollars in thousands, except per share data)
Interest and dividend income	Equity Historical	Frontier Historical (a)	Pro Forma Adjustments		Pro Forma Combined
Loans, including fees	$277,138	$77,217	$6,011	(aa) $	360,366
Securities	40,022	2,956	1,657	(bb)	44,635
Other interest income	13,675	688	—		14,363
Total interest and dividend income	330,835	80,861	7,668		419,364
Interest expense
Deposits	88,455	33,736	1,782	(cc)	123,973
Federal funds purchased and retail repurchase agreements	936	692	—		1,628
Federal Home Loan bank advances	8,208	5,433	514	(dd)	14,155
Federal Reserve Bank borrowings	—	—	—		—
Bank stock loan	—	1,263	262	(ee)	1,525
Subordinated debentures	7,155	—	—		7,155
Total interest expense	104,754	41,124	2,558		148,436
Net interest income	226,081	39,737	5,242		270,928
Provision for loan losses	8,953	1,263	—		10,216
Net interest income after provision for loan losses	217,128	38,474	5,110		260,712
Non-interest income
Service charges and fees	9,321	364	—		9,685
Debit card income	11,414	735	—		12,149
Mortgage banking	567	1,075	—		1,642
Increase in value of bank owned life Insurance	7,717	—	—		7,717
Net gains on investment securities Transactions	(53,174)	—	—		(53,174)
Other non-interest income	8,127	234	—		8,361
Total non-interest income	(16,028)	2,408	—		(13,620)
Non-interest expense
Salaries and employee benefits	84,786	17,600	—		102,386
Net occupancy and equipment	15,801	3,359	—		19,160
Data processing	20,279	2,597	—		22,876
Professional fees	6,467	440	—		6,907
Amortization of core deposit intangible	4,503	—	1,962	(ff)	6,465
Other real estate owned, net	1,029	(28)	—		1,001
Loss on debt extinguishment	1,361	—	—		1,361
Merger expenses	8,065	—	11,020	(hh)	19,085
Other non-interest expense	32,429	3,262	—		35,691
Total non-interest expense	174,720	27,230	12,982		214,932
Income before income taxes	26,380	13,652	(7,872)		32,160
Provision for income taxes	3,654	750	1,066	(gg)	5,470
Net income allocable to common stockholders	$22,726	$12,902	$(8,938)		$26,690
Basic earnings per share	$1.24				$1.30
Weighted average shares outstanding	18,296,090				20,516,090
Diluted earnings per share	$1.23				$1.29
Weighted average shares outstanding	18,456,676				20,676,676

Exhibit 99.2

Notes to Unaudited Pro Forma Condensed Consolidated Combined Financial Information

(Dollars in thousands, except per share amounts)

The following pro forma adjustments have been reflected in the unaudited pro forma condensed consolidated combined financial information. All adjustments are based on current assumptions and valuations which are subject to change.

(a) Frontier has a fiscal year end of September 30. For the purposes of the disclosures as of and for the periods ended December 31, 2025 Frontier results include audited financial results as of and for the most recently completed fiscal year.

Frontier financial information includes immaterial reclassifications to align with Equity financial reporting.

(b) This adjustment includes the cash portion of the merger consideration of $32.5 million and pre-tax direct-incremental merger and stock issuance costs of $11.0 million ($8.8 million, after-tax).

(c) This adjustment represents the $25.7 million interest-rate fair value adjustments on loans.

(d) This adjustment represents the elimination of Frontier’s allowance offset by a $14.5 million credit adjustment on acquired loans.

(e) This adjustment represents the purchase price allocation for the merger, calculated as follows:

Issue 2,220,000 Equity shares valued at the closing price for Equity common stock on December 31, 2025	$99,123
Cash merger consideration, including cash in lieu of fractional shares	32,500
Total purchase price	131,623
Frontier’s equity at book value	(119,066)
Frontier’s beginning goodwill balance	15,213
Allocated to loan fair value, less Frontier’s ending allowance	25,662
Allocated to core deposit intangibles	(11,000)
Allocated to time deposit fair value	(4,542)
Allocated to debt	(1,710)
Allocated to net deferred tax assets	(6,914)
Estimated goodwill from transaction	$29,266
Frontier beginning goodwill balance	$15,213
Net goodwill adjustment	$14,053

(f) This adjustment represents the recognition of core deposit intangibles.

Exhibit 99.2

(g) This adjustment represents the impact on deferred income taxes and income tax benefits created in the accounting for the transaction, calculated as follows:

Loan fair value adjustments	$25,662
Core deposit intangibles	(11,000)
Deposits fair value adjustments	(4,542)
Debt fair value adjustments	(1,710)
Subtotal of fair value adjustments	8,410
Calculated deferred taxes at an estimated rate of 21%	1,768
S Corp to C Corp adjustment at an estimated rate of 21%	5,146
Total deferred taxes adjustment	$6,914
Tax effect of merger expenses (item (b) above)	2,213

Total Other asset adjustment	$9,127

(h) This adjustment reflects interest-bearing time deposits at their estimated fair values.

(i) This adjustment reflects Federal Home Loan Bank advances at their estimated fair values.

(j) This adjustment reflects the term Bank stock loan at its estimated fair value.

(k) This adjustment represents the elimination of the historical equity of Frontier, net of the issuance of

2,220,000 shares of Equity common stock, par value $0.01 per share, to unitholders of Frontier. Value of the shares issued is based on the closing price for Equity common stock on December 31, 2025.

(l) This adjustment represents the elimination of the historical equity of Frontier, net of after-tax merger expenses.

For the Year Ended December 31, 2025
(aa) Adjustment to loan interest income to reflect accretion of loan discount from interest rate and accretable credit fair value adjustments over an estimated 6.3 years.	$ 6,011
(bb) Adjustment to security interest income to reflect accretion of discount over an expected 6 years.	$ 1,657
(cc) Adjustment to deposit interest expense to reflect the amortization of the time deposit interest rate fair value mark over an estimated 2.5 years.	$ 1,782
(dd) Adjustment to debt interest expense to reflect the amortization of the fair value mark on FHLB term borrowings over an estimated 2.5 years.	$ 514
(ee) Adjustment to debt interest expense to reflect the amortization of the fair value mark on bank stock term borrowings over an estimated 1.5 years.	$ 262
(ff) Adjustment to reflect amortization of the acquired Core Deposit Intangible using sum of years digits over 10 years.	$ 1,962
(gg) Adjustment to reflect income taxes on Frontier earnings as well as the proforma adjustment at an estimated rate of approximately 21%. Frontier was a S Corp as of each disclosed period.	$ 1,066

(hh) Recognition of the aggregate level of costs expected to be incurred by

Frontier and Equity in facilitating the transaction. These expenses are expected to be realized in the first year and not be recurring.

$ 11,020